Exhibit 99.1

Investor Relations

ir@newmediainv.com

(212) 479-3160

New Media Announces Third Quarter 2015 Results and Dividend of $0.33 per Common Share

NEW YORK, N.Y. October 29, 2015 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE:NEWM) today reported its financial results for the third quarter ended September 27, 2015.

Financial Summary

•	New Media declares a cash dividend of $0.33 per common share

•	Total revenues of $312.1 million, an increase of 89.1% to prior year, and a decrease of 5.7% on a same store basis*

•	Digital revenue of $29.1 million, an increase of 13.1% to prior year on a same store basis*

•	Operating income of $14.6 million, an increase of $10.1 million to prior year

•	Net income of $6.1 million, an improvement from a loss of $(4.7) million in the prior year

•	As Adjusted EBITDA of $40.1 million, an increase of 84.8% to prior year*

•	Free cash flow of $30.3 million, an increase of 90.3% to prior year*

•	Free cash flow per basic share of $0.68, an increase of 29.8%, or $0.16, to prior year despite a 46.6% increase to weighted average shares outstanding*

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $55.3 million

Business Highlights

•	Completed the acquisition of substantially all of the assets of the Monroe Publishing Company, including the daily newspaper, the Monroe News, for 4.1x the seller’s 2014 As Adjusted EBITDA

•	Postmedia Network Inc. (“Postmedia”), one of the largest Canadian news media companies representing more than 200 brands across multiple print, online, and mobile platforms, became a reseller of Propel’s products and services across Canada

Summary of Third Quarter 2015 Results

($ in millions, except per share data)
GAAP Reporting	Q3 2015
Revenues	$312.1
Operating Income	$14.6
Net income	$6.1

Non-GAAP Reporting*	Q3 2015
As Adjusted EBITDA	$40.1
Free cash flow	$30.3
Free cash flow per basic share	$0.68

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

Michael E. Reed, New Media President and Chief Executive Officer, commented, “Our performance in Q3 marks another strong quarter for the Company with total revenues, As Adjusted EBITDA, and free cash flow increasing 89.1%, 84.8%, and 90.3% vs. the prior year, respectively. On a same store basis, Q3 total revenues decreased 5.7% vs. prior year driven primarily by declines in our Local Print Advertising and Preprints categories. Same store sequential revenue trends were also impacted by two of our tuck-in acquisitions, ACM Southwest and The Progress-Index, cycling out of our quarterly numbers. We are pleased to report that excluding tuck-in acquisitions, revenue at businesses we have owned for over one year performed much better, decreasing 3.7%, highlighting the operational improvements we are able to make once we have time to execute on our strategy.

“During the quarter, New Media also completed the acquisition of the 190 year old daily newspaper, the Monroe News. The longtime newspaper of record in Monroe County is located near our cluster in Michigan, making it an ideal tuck-in acquisition to integrate into our current operations. Given the fragmented nature of the local media market, we believe there are many similar compelling acquisition opportunities for us in the future. Since inception, New Media has remained committed to being a disciplined buyer of local media assets completing nearly $600 million of acquisitions at an average multiple of 4.1x the seller’s LTM As Adjusted EBITDA. After factoring in estimated net synergies, the multiple reduces to 3.2x and we generate levered yields of over 40%.

“In addition to inorganic growth through acquisition, we are thrilled to report that Postmedia has become a reseller of Propel’s products and services across Canada. Given their well-known brands and reach, we see a tremendous opportunity for Postmedia to grow their digital business. We continue to believe our established local newspaper brands, in-market salesforce, and strong relationships with local businesses will lead to new revenue streams to offset topline declines by the end of 2017. Furthermore, with our LTM annualized dividend payout at approximately 40% of pro-forma LTM free cash flow, the majority of our cash flow is used to fund highly accretive acquisitions and organic growth initiatives. We see an opportunity to grow our dividend as we continue to execute on our organic and inorganic growth initiatives, and looking ahead, we believe New Media remains an attractive total return vehicle that will drive substantial future shareholder returns.”

Third Quarter 2015 Financial Results

New Media recorded total revenues of $312.1 million for the quarter, an increase of 89.1% when compared to the prior year, and a decrease of 5.7% on a same store basis. Excluding the benefit from tuck-in acquisitions, total revenues owned for more than one year decreased 3.7% to prior year.

Total Print Advertising decreased 10.4% on a same store basis primarily driven by Preprints and Local Print Advertising, which decreased 12.3% and 11.9%, respectively. The decline in preprints is driven by major retailers decreasing their volume and numerous store closures in our markets. Classified Print revenue decreased 6.2% on a same store basis; however, obituaries and legals revenue continue to be stable subcategories, and currently comprise over 35% of total Classified Print revenue.

New Media’s Digital revenue contributed $29.1 million to the quarter, a double digit revenue increase of 13.1% on a same store basis. Propel, our digital marketing services business, continued to perform well and its revenue increased 78.8% to the prior year on a same store basis.

Circulation, our largest individual revenue category at nearly one-third of total revenues, continues to be a relatively stable revenue category for the Company, and decreased 1.1% on a same store basis. Finally, on a same store basis, Commercial Print and Other revenue decreased 10.2% to the prior year with over 67% of the decline driven by recent acquisitions shifting from external print relationships to intercompany revenue, as they are now part of New Media.

Total expenses decreased 7.1% to the prior year, on a same store basis, totaling $272.0 million, after adjusting for non-recurring and non-cash items. As the Company continues to realize synergies from our acquisitions, we are able to leverage our scale, centralized back office platform, and buying power to drive lower expenses for the total Company.

As Adjusted EBITDA of $40.1 million increased $18.4 million, or 84.8%, over the prior year. Free cash flow of $30.3 million increased 90.3% over the prior year to $0.68 per basic share.

Third Quarter 2015 Dividend

New Media’s Board of Directors declared a third quarter 2015 cash dividend of $0.33 per share of common stock. The dividend is payable on November 19, 2015 to shareholders of record as of the close of business on November 12, 2015.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Quarterly Report on Form 10-Q, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, October 29, 2015 at 11:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-877-601-8827 (from within the U.S.) or 1-918-534-8645 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Third Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, November 12, 2015 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “55617542.”

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 125 daily publications. As of September 27, 2015, the Company operates in over 490 markets across 32 states. New Media’s portfolio of products, as of September 27, 2015, include over 575 community publications and over 490 related websites, serve more than 215,000 business advertising accounts and reach over 22 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because same store results, results excluding tuck-in acquisitions, results excluding tuck-in acquisitions for revenues owned more than one year, Adjusted EBITDA, As Adjusted EBITDA and free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Same Store Results

Same store results, a non-GAAP financial measure, take into account material acquisitions and divestitures of the company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The acquisition of Victorville, American Consolidated Media Southwest, Petersburg Progress-Index, Foster’s Daily Democrat, and Monroe News (“tuck-in acquisitions”), were funded from the Company’s available cash, and not considered material.

Adjusted EBITDA, As Adjusted EBITDA and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines free cash flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA and free cash flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA and free cash flow provide New Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure New Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA and free cash flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, New Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing, closing and benefits of future acquisitions, expected revenue trends and our ability to continue to grow free cash flow and, our dividend and deliver shareholder returns, our ability to leverage our scale to increase our buying power and lower expenses, our focus on local news in smaller markets leading to stabilization of our business, growing digital services business and revenues and pursuing and completing future acquisition and strategic opportunities, the availability of such opportunities and the benefits associated with such opportunities, and improving revenue trends driven by investments in digital and print initiatives. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues exceeding what we have seen in the past 12 months, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 27, 2015	December 28, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,330	$123,709
Restricted cash	6,967	6,467
Accounts receivable, net of allowance for doubtful accounts of $5,228 and $3,462 at September 27, 2015 and December 28, 2014, respectively	130,905	80,151
Inventory	18,404	9,824
Prepaid expenses	13,505	9,129
Deferred income taxes	4,541	4,269
Other current assets	11,484	10,632

Total current assets	216,136	244,181
Property, plant, and equipment, net of accumulated depreciation of $78,980 and $40,172 at September 27, 2015 and December 28, 2014, respectively	438,260	283,786
Goodwill	177,569	134,042
Intangible assets, net of accumulated amortization of $19,785 and $7,709 at September 27, 2015 and December 28, 2014, respectively	343,728	156,742
Deferred financing costs, net	3,247	3,252
Other assets	2,336	3,092

Total assets	$1,181,276	$825,095

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term liabilities	$618	$650
Current portion of long-term debt	3,509	2,250
Accounts payable	17,827	9,306
Accrued expenses	91,430	47,061
Deferred revenue	66,527	35,806

Total current liabilities	179,911	95,073
Long-term liabilities:
Long-term debt	368,755	219,802
Long-term liabilities, less current portion	8,244	5,609
Deferred income taxes	8,265	7,090
Pension and other postretirement benefit obligations	12,301	13,394

Total liabilities	577,476	340,968

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at September 27, 2015 and December 28, 2014; 44,710,497 and 37,466,495 issued and outstanding at September 27, 2015 and December 28, 2014, respectively	445	375
Additional paid-in capital	605,917	484,220
Accumulated other comprehensive loss	(4,399)	(4,469)
Retained earnings	1,837	4,001

Total stockholders’ equity	603,800	484,127

Total liabilities and stockholders’ equity	$1,181,276	$825,095

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Revenues:
Advertising	$178,964	$96,761	$500,105	$275,220
Circulation	100,442	49,802	273,255	140,274
Commercial printing and other	32,650	18,497	88,806	50,033

Total revenues	312,056	165,060	862,166	465,527
Operating costs and expenses:
Operating costs	175,758	94,070	476,830	266,540
Selling, general, and administrative	99,863	54,014	288,660	156,241
Depreciation and amortization	18,213	10,879	51,301	30,822
Integration and reorganization costs	1,638	1,133	5,221	1,970
Loss on sale and disposal of assets	1,936	386	3,407	1,074

Operating income	14,648	4,578	36,747	8,880
Interest expense	7,655	4,374	21,888	12,006
Amortization of deferred financing costs	165	145	2,547	903
Loss on early extinguishment of debt	—	—	—	9,047
Other expense (income)	10	(3)	(8)	(111)

Income (loss) before income taxes	6,818	62	12,320	(12,965)
Income tax expense	710	4,770	1,083	1,703

Net income (loss)	$6,108	$(4,708)	$11,237	$(14,668)

Income (loss) per share:
Basic:
Net income (loss)	$0.14	$(0.15)	$0.25	$(0.49)
Diluted:
Net income (loss)	$0.14	$(0.15)	$0.25	$(0.49)

Dividends declared per share	$0.33	$0.27	$0.96	$0.27

Comprehensive income (loss)	$6,132	$(4,708)	$11,307	$(14,668)

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended	Nine months ended
	September 27, 2015	September 28, 2014
Cash flows from operating activities:
Net income (loss)	$11,237	$(14,668)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	51,301	30,822
Amortization of deferred financing costs	490	903
Loss on derivative instrument	—	(25)
Non-cash compensation expense	910	40
Non-cash interest expense	1,598	484
Non-cash loss on early extinguishment of debt	—	5,949
Deferred income taxes	903	1,703
Loss on sale and disposal of assets	3,407	1,074
Pension and other postretirement benefit obligations	(1,055)	(1,366)
Changes in assets and liabilities:
Accounts receivable, net	12,852	7,718
Inventory	1,038	(56)
Prepaid expenses	1,403	1,195
Other assets	(1,128)	(401)
Accounts payable	(6,847)	(4,270)
Accrued expenses	28,533	(6,087)
Deferred revenue	(2,345)	357
Other long-term liabilities	2,533	611

Net cash provided by operating activities	104,830	23,983

Cash flows from investing activities:
Purchases of property, plant, and equipment	(6,385)	(3,018)
Proceeds from sale of publications and other assets	1,381	853
Acquisitions, net of cash acquired	(430,126)	(71,822)

Net cash used in investing activities	(435,130)	(73,987)

Cash flows from financing activities:
Payment of debt issuance costs	(529)	(4,546)
Borrowings under term loans	122,872	217,775
Borrowings under revolving credit facility	84,000	22,068
Repayments under term loans	(2,258)	(157,999)
Repayments under revolving credit facility	(74,000)	(32,068)
Payment of offering costs	(1,343)	(607)
Issuance of common stock, net of underwriter’s discount	150,866	116,737
Payment of dividends	(42,687)	(8,104)

Net cash used in financing activities	236,921	153,256

Net (decrease) increase in cash and cash equivalents	(93,379)	103,252
Cash and cash equivalents at beginning of period	123,709	31,811

Cash and cash equivalents at end of period	$30,330	$135,063

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share and per share data)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net income (loss)	$6,108	$(4,708)	$11,237	$(14,668)
Income tax expense	710	4,770	1,083	1,703
Loss on derivative instruments, included in Other income (1)	—	—	—	51
Loss on early extinguishment of debt	—	—	—	9,047
Amortization of deferred financing costs	165	145	2,547	903
Interest expense	7,655	4,374	21,888	12,006
Depreciation and amortization	18,213	10,879	51,301	30,822

Adjusted EBITDA from continuing operations	32,851	15,460	88,056	39,864
Non-cash compensation and other expense	3,655	4,714	11,060	12,174
Integration and reorganization costs	1,638	1,133	5,221	1,970
Loss on sale of assets	1,936	386	3,407	1,074

As Adjusted EBITDA	40,080	21,693	107,744	55,082
Interest paid	(6,868)	(3,683)	(17,670)	(10,920)
Net capital expenditures	(2,499)	(1,379)	(6,385)	(3,019)
Pension payments in excess of pension expense	(398)	(700)	(1,055)	(1,366)

Free Cash Flow	30,315	15,931	82,634	39,777

Basic weighted average shares outstanding	44,699,376	30,491,250	44,075,025	30,163,750
Diluted weighted average shares outstanding	44,719,105	30,491,250	44,246,585	30,163,750
Basic Free Cash Flow per share	$0.68	$0.52	$1.87	$1.32

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Total revenues from continuing operations	$312,056	$165,060	$862,166	$465,527

Revenue adjustment for material acquisitions (1)	—	165,845	—	426,564

Same Store Revenues	$312,056	$330,905	$862,166	$892,091

(1)	Material acquisitions include Providence, Halifax, Stephens, and Columbus

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Three months ended	Three months ended
	September 27, 2015	September 28, 2014	$ Variance	% Variance
Same Store Revenues	$312,056	$330,905	$(18,849)	-5.7%

Tuck-in Acquisitions (1)	(2,526)	(3,062)

Excluding Tuck-in Acquisitions Results, Total Company	$309,530	$327,843	$(18,313)	-5.6%

Excluding Tuck-in Acquisitions Results, Revenues owned over a year	149,478	155,216	$(5,738)	-3.7%

(1)	Tuck in acquisitions are adjusted for non-material acquisitions, non-material divestitures and commercial print revenue